Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS

HILLIARD, Ohio – (May 25, 2017) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for commercial, residential, infrastructure and agricultural applications, today announced financial results for the fourth quarter and fiscal year ended March 31, 2017.

Fiscal Fourth Quarter 2017 Highlights

•	Net sales of $244.2 million compared to $245.4 million in prior year quarter
•	Net loss of $18.1 million compared to $11.1 million in prior year quarter
•	Adjusted EBITDA (Non-GAAP) of $12.6 million compared to $21.6 million in prior year quarter

Fiscal Year 2017 Highlights

•	Net sales of $1,257.3 million compared to $1,290.7 million in prior year
•	Net income of $35.9 million compared to $30.6 million in prior year
•	Adjusted EBITDA (Non-GAAP) of $193.4 million compared to $187.3 million in prior year
•	Cash flow from operating activities of $104.2 million compared to $135.3 million in prior year
•	Free cash flow (Non-GAAP) of $57.6 million compared to $90.4 million in prior year

Joe Chlapaty, Chairman and Chief Executive Officer of ADS commented, “In light of the challenging market environment, we were pleased with our overall performance during fiscal 2017. We continued our long track record of market conversion in our core construction markets, with sales in both non-residential and new residential construction growing 300 basis points above their respective markets. We also generated Adjusted EBITDA of over $193 million, within our updated guidance range, and had another strong year of favorable cash flow generation.”

Chlapaty continued, “As we enter fiscal 2018, we expect our strong performance in our core construction markets to continue, aided by improving sales in international coupled with a slower decline in Ag compared to the prior year. In addition, we will look to accelerate our growth through innovation, such as our recently launched HPXR 75 product line, as well as bolt-on acquisitions that complement our product suite and geographic footprint. Lastly, we are committed to improving our longer-term margin profile through performance improvement initiatives focused on operational and customer excellence. Overall, we feel very good about our position in the markets we serve and our ability to continue driving above-market growth and operating leverage over time.”

Fiscal Fourth Quarter 2017 Results compared to Fiscal Fourth Quarter 2016 Results

Net sales decreased 0.5% to $244.2 million, as compared to $245.4 million in the prior period. Domestic net sales increased 0.8% to $223.4 million as compared to $221.6 million in the prior period, driven by construction market demand and the impact of favorable weather conditions in certain geographies. International net sales decreased 12.7% to $20.8 million as compared to $23.8 million in the prior period.

Gross profit decreased 20.7% to $39.3 million, as compared to $49.5 million the prior period. As a percentage of net sales, gross profit decreased 410 basis points to 16.1% compared to 20.2% in the prior period, primarily due to the timing of absorption costs related to production and an increase in transportation costs.

General and administrative expenses increased 17.4% to $32.5 million, as compared to $27.7 million in the prior period. The increase in general and administrative expenses is primarily due to increases of $7.9 million in stock-based compensation, $2.3 million in professional fees and $1.7 million in executive termination payments compared to the prior period. These increases were partially offset by a $9.0 million decrease in restatement related costs compared to the prior period.

Adjusted EBITDA (Non-GAAP) decreased 41.9% to $12.6 million, as compared to $21.6 million in the prior period. As a percentage of net sales, Adjusted EBITDA decreased to 5.1% as compared to 8.8% in the prior period. The decrease in Adjusted EBITDA was largely attributed to the factors mentioned above.

Adjusted Loss Per Fully Converted Share (Non-GAAP) was $0.22 based on weighted average fully converted shares of 73.9 million, increased from $0.15 for the prior period on weighted average fully converted shares of 73.5 million.

A reconciliation of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow, Adjusted Earnings Per Diluted Share and Adjusted Loss Per Fully Converted has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal Year 2017 Results compared to Fiscal Year 2016 Results

Net sales decreased 2.6% to $1,257.3 million, as compared to $1,290.7 million in fiscal 2016. The decrease in net sales was primarily due to continued softness in the agriculture market and Mexico, which offset 3% growth in domestic construction markets compared to fiscal 2016.

Gross profit increased 3.7% to $295.8 million, as compared to $285.4 million in fiscal 2016. As a percentage of net sales, gross profit increased 140 basis points to 23.5%, compared to 22.1% in fiscal 2016. The increase in gross margin is primarily due to disciplined pricing and a favorable cost environment.

General and administrative expenses increased 19.9% to $111.0 million, as compared to $92.5 million in fiscal 2016. The increase in general and administrative expenses is primarily due to increases of $13.1 million in stock-based compensation, $5.1 million in professional fees and $4.3 million in salaries and benefits compared to fiscal 2016. These increases were partially offset by a $4.0 million decrease in restatement related costs compared to fiscal 2016.

Adjusted EBITDA (Non-GAAP) increased 3.2% to $193.4 million, as compared to $187.3 million in fiscal 2016. As a percentage of net sales, Adjusted EBITDA increased to 15.4%, as compared to 14.5% in fiscal 2016. The increase in Adjusted EBITDA was largely attributed to the same factors mentioned above.

Adjusted Earnings Per Fully Converted Share (Non-GAAP) was $0.58 based on weighted average fully converted shares of 73.9 million, increased from $0.48 for fiscal 2016 on weighted average fully converted shares of 73.5 million.

The Company recorded net cash provided by operating activities of $104.2 million, as compared to $135.3 million for fiscal 2016. Net debt (total debt and capital lease obligations net of cash) was $422.3 million as of March 31, 2017, an increase of $4.8 million from March 31, 2016.

Fiscal Year 2018 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company provided its financial targets for fiscal 2018. Net sales for fiscal year 2018 are expected to be in the range of $1.275 billion to $1.325 billion, while the outlook for Adjusted EBITDA (Non-GAAP) is expected to be in the range of $200 and $220 million for fiscal year 2018. Capital expenditures are expected to be approximately $55 to $60 million.

Scott Cottrill, Executive Vice President and Chief Financial Officer of ADS, commented, “Our guidance for fiscal 2018 reflects anticipated domestic construction end market growth in the low to mid-single digits and a low to mid-single digit decline in the agriculture market. In addition, international markets are expected to generate low-single digit growth.”

Webcast Information

The Company will host an investor conference call and webcast on Thursday, May 25, 2017 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-866-450-8367 (US toll-free) or 1-412-317-5465 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for 90 days following the call.

About the Company

Advanced Drainage Systems is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, its overall product breadth and scale and its manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and over 30 distribution centers. To learn more about the ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods, any further delay in the filing of any filings with the SEC; the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering further weaknesses of which we are not currently aware or which have not been detected and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands, except per share data)	2017	2016	2017	2016
Net sales	$244,184	$245,398	$1,257,261	$1,290,678
Cost of goods sold	204,933	195,894	961,451	1,005,326
Gross profit	39,251	49,504	295,810	285,352
Operating expenses:
Selling	22,743	23,077	91,475	88,478
General and administrative	32,521	27,696	110,950	92,504
Loss on disposal of assets and costs from exit and disposal activities	5,432	254	8,509	812
Intangible amortization	2,117	2,175	8,548	9,224
Income from operations	(23,562)	(3,698)	76,328	94,334
Other expense:
Interest expense	3,916	4,504	17,467	18,460
Derivative (gains) losses and other (income) expense, net	(427)	(1,758)	(5,970)	16,575
Income before income taxes	(27,051)	(6,444)	64,831	59,299
Income tax expense	(10,913)	342	24,615	23,498
Equity in net loss of unconsolidated affiliates	1,914	4,299	4,308	5,234
Net (loss) income	(18,052)	(11,085)	35,908	30,567
Less net income attributable to noncontrolling interest	58	1,034	2,958	5,515
Net (loss) income attributable to ADS	(18,110)	(12,119)	32,950	25,052
Accretion of Redeemable noncontrolling interest	(419)	(346)	(1,560)	(932)
Dividends to Redeemable convertible preferred stockholders	(399)	(343)	(1,646)	(1,425)
Dividends paid to unvested restricted stockholders	(69)	(6)	(73)	(24)
Net (loss) income available to common stockholders and participating securities	(18,997)	(12,814)	29,671	22,671
Undistributed income (loss) allocated to participating securities	-	-	(1,700)	(1,270)
Net (loss) income available to common stockholders	$(18,997)	$(12,814)	$27,971	$21,401

Weighted average common shares outstanding:
Basic	55,186	54,274	54,919	53,978
Diluted	55,186	54,274	55,624	55,176
Net income per share:
Basic	$(0.34)	$(0.24)	$0.51	$0.40
Diluted	$(0.34)	$(0.24)	$0.50	$0.39
Cash dividends declared per share	$0.06	$0.05	$0.24	$0.20

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of March 31,
(Amounts in thousands)	2017	2016
ASSETS
Current assets:
Cash	$6,450	$6,555
Receivables	168,943	186,883
Inventories	258,430	230,466
Deferred income taxes and other current assets	6,743	15,658
Total current assets	440,566	439,562
Property, plant and equipment, net	406,858	391,744
Other assets:
Goodwill	100,566	100,885
Intangible assets, net	51,758	59,869
Other assets	46,537	45,256
Total assets	$1,046,285	$1,037,316
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$37,789	$35,870
Current maturities of capital lease obligations	21,450	19,231
Accounts payable	121,922	119,606
Current portion of liability-classified stock-based awards	11,926	10,118
Other accrued liabilities	54,460	65,099
Accrued income taxes	8,207	2,260
Total current liabilities	255,754	252,184
Long-term debt obligation	310,849	312,214
Long-term capital lease obligations	58,710	56,809
Deferred tax liabilities	44,007	63,952
Other liabilities	26,530	37,921
Total liabilities	695,850	723,080
Mezzanine equity:
Redeemable convertible preferred stock	302,814	310,240
Deferred compensation — unearned ESOP shares	(198,216)	(205,664)
Redeemable noncontrolling interest in subsidiaries	8,227	7,171
Total mezzanine equity	112,825	111,747
Stockholders’ equity:
Common stock	12,393	12,393
Paid-in capital	755,787	739,097
Common stock in treasury, at cost	(436,984)	(440,995)
Accumulated other comprehensive loss	(24,815)	(21,261)
Retained deficit	(83,678)	(101,778)
Total ADS stockholders’ equity	222,703	187,456
Noncontrolling interest in subsidiaries	14,907	15,033
Total stockholders’ equity	237,610	202,489
Total liabilities, mezzanine equity and stockholders’ equity	$1,046,285	$1,037,316

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Fiscal Year Ended March 31,
(Amounts in thousands)	2017	2016
Cash Flow from Operating Activities	$104,239	$135,342
Cash Flows from Investing Activities
Capital expenditures	(46,676)	(44,942)
Purchases of property, plant and equipment through financing	(4,620)	-
Cash paid for acquisitions, net of cash acquired	(8,573)	(3,188)
Proceeds from note receivable to related party	-	3,854
Issuance of note receivable to related party	-	(3,854)
Other investing activities	(1,390)	(888)
Net cash used in investing activities	(61,259)	(49,018)
Cash Flows from Financing Activities
Proceeds from Revolving Credit Facility	412,400	409,100
Payments on Revolving Credit Facility	(382,600)	(448,200)
Payments on Term Loan	(10,000)	(8,750)
Payments on Senior Notes	(25,000)	-
Proceeds from notes, mortgages, and other debt	1,000	6,378
Payments on notes, mortgages, and other debt	(870)	(7,208)
Payments on loans against CSV life insurance policies	(6,823)	-
Equipment financing loans	4,620	-
Payments on capital lease obligation	(21,760)	(19,780)
Cash dividends paid	(16,820)	(16,240)
Proceeds from options exercises	4,011	1,765
Other financing activities	(983)	(29)
Net cash used in financing activities	(42,825)	(82,964)
Effect of exchange rate changes on cash	(260)	(428)
Net change in cash	(105)	2,932
Cash at beginning of period	6,555	3,623
Cash at end of period	$6,450	$6,555

Selected Financial Data

The following tables set forth net sales by reportable segment for the three and nine months ended December 31, 2016 and 2015, respectively.

	Three Months Ended				Fiscal Year Ended
(Amounts in thousands	March 31,		%		March 31,		%
except percentages)	2017	2016	Variance		2017	2016	Variance
Net sales
Domestic
Pipe	$159,149	$157,084	1.3%		$786,546	$812,071	(3.1%	)
Allied Products	64,239	64,497	(0.4%	)	315,690	301,725	4.6%
Total domestic	223,388	221,581	0.8%		1,102,236	1,113,796	(1.0%	)
International
Pipe	16,552	18,363	(9.9%	)	122,384	139,731	(12.4%	)
Allied Products	4,244	5,454	(22.2%	)	32,641	37,151	(12.1%	)
Total international	20,796	23,817	(12.7%	)	155,025	176,882	(12.4%	)
Consolidated
Pipe	175,701	175,447	0.1%		908,930	951,802	(4.5%	)
Allied Products	68,483	69,951	(2.1%	)	348,331	338,876	2.8%
Total net sales	$244,184	$245,398	(0.5%	)	$1,257,261	$1,290,678	(2.6%	)

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings Per Fully Converted Share, all non-GAAP financial measures.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA, Free Cash Flow, and Adjusted Earnings per Fully Converted Share may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

Adjusted EBITDA is a non-GAAP financial measure that comprises net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

Adjusted Earnings Per Fully Converted Share is a non-GAAP measure that is calculated by adjusting our Net income per share – Basic, the most comparable GAAP measure. To effect this adjustment with respect to Net income available to common stockholders, we have (1) removed the accretion of Redeemable noncontrolling interest in subsidiaries, (2) added back the dividends to Redeemable convertible preferred stockholders and dividends paid to unvested restricted stockholders, (3) made corresponding adjustments to the amount allocated to participating securities under the two class earnings per share computation method, and (4) added back ESOP deferred compensation attributable to the shares of Redeemable convertible preferred stock allocated to employee ESOP accounts during the applicable period, which is a non-cash charge to our earnings. We have also made adjustments to the weighted average common shares outstanding – Basic to assume (1) share conversion of the Redeemable convertible preferred stock outstanding shares to common stock and (2) add shares of outstanding unvested restricted stock.  Adjusted Earnings Per Fully Converted Share (non-GAAP) is a key metric used by management and our board of directors to assess our financial performance. This information is useful to investors as the preferred shares held by the ESOP are required to be distributed to our employees over time, which is done in the form of common stock after the conversion of the preferred shares. As such, this measure is included because it provides investors with information to understand the impact on the financial statements once all preferred shares are converted and distributed.

The following tables present a reconciliation of Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings Per Fully Converted Share to Net income per share – Basic, the most comparable GAAP measures, for each of the periods indicated:

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands)	2017	2016	2017	2016
Net income	$(18,052)	$(11,085)	$35,908	$30,567
Depreciation and amortization	18,290	18,955	72,355	71,009
Interest expense	3,916	4,504	17,467	18,460
Income tax expense	(10,913)	342	24,615	23,498
EBITDA	(6,759)	12,716	150,345	143,534
Derivative fair value adjustments	377	(5,587)	(10,921)	2,163
Foreign currency translation (gains) losses	49	(38)	(1,629)	697
Loss (gain) on disposal of assets and costs from exit and disposal activities	5,432	254	8,509	812
Unconsolidated affiliates interest, tax, depreciation and amortization	702	944	2,751	3,215
Contingent consideration remeasurement	(307)	257	(265)	371
Stock-based compensation (benefit) expense	5,608	(2,873)	8,307	(5,868)
ESOP deferred stock-based compensation	2,140	875	9,568	10,250
(Benefit) expense related to executive termination payments	1,104	(552)	1,092	(294)
Restatement-related costs	2,635	11,642	24,026	27,970
Inventory step up related to PTI acquisition	525	-	525	-
Bargain purchase gain on PTI acquisition	(609)	-	(609)	-
Loss related to BaySaver acquisition	-	-	-	490
Transaction costs	372	-	372	-
Impairment of investment in unconsolidated affiliate	1,300	4,000	1,300	4,000
Adjusted EBITDA	$12,569	$21,638	$193,371	$187,340

Reconciliation of Segment Adjusted EBITDA to Net Income

	Three Months Ended March 31,
	2017		2016
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$(8,586)	$(9,466)	$(3,192)	$(7,893)
Depreciation and amortization	16,329	1,961	16,998	1,957
Interest expense	3,813	103	4,364	140
Income tax expense	(9,533)	(1,380)	(259)	601
EBITDA	2,023	(8,782)	17,911	(5,195)
Derivative fair value adjustments	377	-	(5,633)	46
Foreign currency translation (gains) losses	-	49	-	(38)
Loss (gain) on disposal of assets and costs from exit and disposal activities	2,753	2,679	97	157
Unconsolidated affiliates interest, tax, depreciation and amortization	262	440	283	661
Contingent consideration remeasurement	(307)	-	257	-
Stock-based compensation (benefit) expense	5,608	-	(2,873)	-
ESOP deferred stock-based compensation	2,140	-	875	-
(Benefit) expense related to executive termination payments	1,104	-	(552)	-
Restatement-related costs	2,635	-	11,642	-
Inventory step up related to PTI acquisition	525	-	-	-
Bargain purchase gain on PTI acquisition	(609)	-	-	-
Loss related to BaySaver acquisition	-	-	-	-
Transaction costs	372	-	-	-
Impairment of investment in unconsolidated affiliate	-	1,300	-	4,000
Adjusted EBITDA(a)	$16,883	$(4,314)	$22,007	$(369)
(a)	A portion of the reduction in International EBITDA is related to transfer pricing. The reduction is fully offset by an increase in Domestic EBITDA.

	Fiscal Year Ended March 31,
	2017		2016
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$35,118	$790	$24,875	$5,692
Depreciation and amortization	63,747	8,608	62,625	8,384
Interest expense	17,049	418	17,908	552
Income tax expense	21,786	2,829	20,465	3,033
EBITDA	137,700	12,645	125,873	17,661
Derivative fair value adjustments	(10,921)	-	2,139	24
Foreign currency translation (gains) losses	-	(1,629)	-	697
Loss (gain) on disposal of assets and costs from exit and disposal activities	4,793	3,716	892	(80)
Unconsolidated affiliates interest, tax, depreciation and amortization	1,088	1,663	1,052	2,163
Contingent consideration remeasurement	(265)	-	371	-
Stock-based compensation (benefit) expense	8,307	-	(5,868)	-
ESOP deferred stock-based compensation	9,568	-	10,250	-
(Benefit) expense related to executive termination payments	1,092	-	(294)	-
Restatement-related costs	24,026	-	27,970	-
Inventory step up related to PTI acquisition	525	-	-	-
Bargain purchase gain on PTI acquisition	(609)	-	-	-
Loss related to BaySaver acquisition	-	-	490	-
Transaction costs	372	-	-	-
Impairment of investment in unconsolidated affiliate	-	1,300	-	4,000
Adjusted EBITDA(a)	$175,676	$17,695	$162,875	$24,465
(a)	A portion of the reduction in International EBITDA is related to transfer pricing. The reduction is fully offset by an increase in Domestic EBITDA.

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Fiscal Year Ended March 31,
(Amounts in thousands)	2017	2016
Cash Flow from Operating Activities	$104,239	$135,342
Capital expenditures	(46,676)	(44,942)
Free cash flow	$57,563	$90,400

Reconciliation of Adjusted Earnings Per Fully Converted Share (non-GAAP) to Net Income per Share – Basic

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
(Amounts in thousands, except per share data)	2017	2016	2017	2016
Net income available to common stockholders	$(18,997)	$(12,814)	$27,971	$21,401
Weighted average common shares outstanding - Basic	55,186	54,274	54,919	53,978
Net income per share – Basic	$(0.34)	$(0.24)	$0.51	$0.40
Adjustments to net income available to common stockholders:
Accretion of Redeemable non-controlling interest in subsidiaries	419	346	1,560	932
Dividends to Redeemable convertible preferred stockholders	399	343	1,646	1,425
Dividends paid to unvested restricted stockholders	69	6	73	24
Undistributed income allocated to participating securities	-	-	1,700	1,270
Total adjustments to net income available to common stockholders	887	695	4,979	3,651
Net income attributable to ADS	(18,110)	(12,119)	32,950	25,052
Adjustments to net income attributable to ADS:
Fair value of ESOP compensation related to Redeemable convertible preferred stock	2,140	875	9,568	10,250
Adjusted net income — (Non-GAAP)	$(15,970)	$(11,244)	$42,518	$35,302
Weighted Average Common Shares Outstanding — Basic	55,186	54,274	54,919	53,978
Adjustments to weighted average common shares outstanding — Basic
Unvested restricted shares	55	112	90	123
Redeemable convertible preferred shares	18,686	19,141	18,857	19,399
Weighted Average Fully Converted Common Shares (Non-GAAP)	73,927	73,527	73,866	73,500
Adjusted Earnings per Fully Converted Share (Non-GAAP)	$(0.22)	$(0.15)	$0.58	$0.48

For more information, please contact:

Michael Higgins

(614) 658-0050

Mike.higgins@ads-pipe.com